XcelMobility, Inc. Announces $650,000 Capital Raise from Magna Capital Group to Fuel Global Expansion of its Wearable Computing Platform

Funding Follows Record 2013 Revenue and Launch of our First Wearable Computing Device

REDWOOD CITY, CA – June xx, 2013 – XcelMobility, Inc. (OTCQB: XCLL, OTCBB: XCLL) (“Xcel” or the “Company”), a leading wearable computing device development and marketing company, today announced that it has received $650,000 in funding from Magna Capital Group, Inc. The investment will serve to fuel the Company's accelerated development of its cloud-connected wearable computing solutions and support its expansion into China and other targeted key markets that are rapidly adopting today’s most advanced wearable computing technologies.

In 2013, Xcel successfully established a consortium of China’s leading mobile technology players, including MapWorld and China Unicom and launched its first wearable computing device, called the CCWatch™ to the China marketplace. By January 2014, Xcel had expanded its market position and increased demand for its CCWatch™ by incorporating the “Companion Solution”, the first “always on” cloud-connected smartwatch system with software applications specifically focused on monitoring loved ones and private/public security forces. Given the continued opportunity to build additional wearable computing technologies utilizing Xcel’s established platform of mobile internet products and services and technology partners, the Company will strive to further expand the business in 2014 to build upon the growth achieved in 2013.

Ron Strauss, Executive Chairman of the Board of XcelMobility, Inc., said, "We are in a strong position to build upon the rapid adoption of our CCWatch™ and generate continued revenue growth. We are in the final phases of beta testing of our Companion System by our initial customers and believe, based on their initial satisfaction, these large customers will drive the successful rollout of our wearable solutions to the large security market. We are excited to follow the operational success and record revenues with even stronger results in 2014 as we reach a broader market with our Companion product.”

He continued, "Given the growth opportunities that lie ahead, now is an opportune time to complete our capital raise. The funding will allow the company to build our leadership position within the security market with the best wearable computing solutions. We feel we have a winning marketing strategy and our technology cooperation with Map World, China Unicom, and other industry leaders further enables us to deliver the most advanced wearable computing solutions broadly into the security and medical markets."

Shipments of wearable computer devices will reach 19.2 million in 2014, roughly tripling from the previous year, and will climb to nearly 112 million units in 2018, according to the market research organization IDC.

About Magna Group

Magna Group is a leading alternative investment firm that makes innovative structured investments and provides financial partnership to its portfolio companies; public and private, domestic and international. With a focus on the small and lower-middle markets, Magna Group maintains an active long portfolio of over 40 emerging growth and development stage companies at any given time. As a financial partner, Magna Group prioritizes relationship and works closely with portfolio companies to develop customized equity, debt and hybrid investment solutions. Please visit www.magnagroupcapital.com for more information.

About XcelMobility, Inc.
XcelMobility is combining wearable computing devices, location based technologies, and cloud computing to become a leading developer of mobile internet products and services, specifically focused on China’s burgeoning mobile market of well over 1 Billion users. The Company has recently reorganized into two divisions:

1.

Wearable Computing Group –The Wearable Computing team develops and markets industry leading wearable computing devices and software. The group has recently launched CCwatch™ targeted at the security market.

2.

Video and Security Group – The Video and Security team delivers location and video enhanced security systems for public and private security forces in China. It is building next generation security and surveillance systems that combine wearable computing, location based services and cloud based advanced video solutions.

The global wearable computing market will grow at a compound annual growth rate (CAGR) of 43.4% from around $5 billion forecast in 2013 to $9.2 billion in 2014 and more than $30.2 billion forecast for 2018. (BBC Research, Feb. 2014). Through the Company’s deep relationships with China’s leading mobile operators and OEMs, and its ability to develop the most advanced wearable computing devices and software applications, it is rapidly securing a leadership position in China’s wearable computing market. For more information visit: www.xcelmobility.com, https://www.facebook.com/pages/Xcelmobility-Inc/275827129230531 https://twitter.com/xcelmobility

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development of new business opportunities, zero operational impact and projected costs, future operations, revenue, profits, gross margins and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Investor Relations Contact:
Stanley Wunderlich
Consulting for Strategic Growth 1 Ltd.
Tel: 800-625-2236 ext. 7770
Email: info@cfsg1.com